Exhibit 99.1
CallidusCloud Expands Learning and Compliance Solutions for Healthcare Insurance with Acquisition of BridgeFront
DUBLIN, CA--(Marketwired - Jul 21, 2015) - Callidus Software Inc. (NASDAQ: CALD), a global leader in cloud-based sales, marketing, learning and customer experience solutions, announced today it has entered into a definitive agreement to acquire BridgeFront LLC, a leading provider of healthcare insurance and compliance education content.
The acquisition will enhance CallidusCloud's healthcare insurance and Litmos mobile learning solutions with over 500 rich courses tackling key industry issues including HIPAA compliance and revenue cycle.
"The acquisition continues our success with 'tuck-in' acquisitions that compliment and expand our product offering," said Rory Cameron, EVP Corporate Development and Platforms, CallidusCloud. "BridgeFront enhances both our mobile learning business and our healthcare insurance opportunity, by providing rich education content along with substantial domain knowledge."
"We are excited to join forces with CallidusCloud, a leader in the mobile learning and healthcare insurance vertical," said Peter Cizik, co-founder and CEO, BridgeFront. "Our rich library of content combined with CallidusCloud's strength in mobile learning, is a very powerful and game-changing combination for the market."
Deal Highlights
BridgeFront has over 300 customers and its products will be offered through CallidusCloud's Litmos mobile learning business. The acquisition is an all-cash transaction for less than $5 million with earn-out opportunities over the next 18 months and will not have a dilutive effect on earnings per share. BridgeFront has 20 employees and is located in Vancouver, Washington. The acquisition is expected to close on or around July 22, 2015.
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About CallidusCloud
Callidus Software Inc. (NASDAQ: CALD), doing business as CallidusCloud®, is the global leader in cloud based sales, marketing, learning and customer experience solutions. CallidusCloud enables organizations to accelerate and maximize their lead to money process with a complete suite of solutions that identify the right leads, ensure proper territory and quota distribution, enable sales forces, automate configure price quote, and streamline sales compensation -- driving bigger deals, faster. Over 3,900 leading organizations, across all industries, rely on CallidusCloud to optimize the lead to money process to close more deals for more money in record time.
Note on Forward-Looking Statements
The forward-looking statements included in this press release, including, for example, the expected impact of our acquisition, reflect management's best judgment based on factors currently known and involve many risks and uncertainties. These risks and uncertainties include, but are not limited to, potential delays in realizing expected new revenues and synergies, potential difficulties in integrating acquired products and technologies with our current solutions, and other risks detailed in periodic reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.
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